UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NATIONSTAR MORTGAGE HOLDINGS INC.

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April 15, 2014

Dear Stockholders,

On behalf of your Board of Directors, I want to take this opportunity to invite you to attend our 2014 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 21, 2014, at 9:00 a.m., local time, at the Hilton Garden Inn, 785 SH 121 Bypass, Lewisville, TX 75067. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

All stockholders are cordially invited to attend the meeting. Whether or not you attend the meeting, it is important that your shares be represented and voted. We urge you to complete your proxy card, as provided in the enclosed materials, and return it as soon as possible. You can, of course, vote in person at the meeting but you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the meeting if you choose to do so.

Sincerely,

Jay Bray

Chief Executive Officer

NATIONSTAR MORTGAGE HOLDINGS INC.

350 Highland Drive

Lewisville, Texas 75067

April 15, 2014

NOTICE OF THE

2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 21, 2014
9:00 a.m. local time
Place:	Hilton Garden Inn
785 SH 121 Bypass
Lewisville, TX 75067
Business:	1. To elect two Class II directors, Robert H. Gidel and Brett Hawkins, to serve until the 2017 annual meeting.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

3. To hold an advisory vote on executive compensation.

4. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

5. To consider and act upon any other business properly brought before the meeting.
Record Date:	In order to vote, you must have been a stockholder at the close of business on March 27, 2014.
Voting by Proxy:	It is important that your shares be represented at the meeting. You can vote your shares by completing, signing, dating and returning your completed proxy card or by attending the meeting and voting in person. Even if you plan on attending in person, you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the meeting if you choose to do so.

By order of the Board of Directors,

Elizabeth K. Giddens

Senior Vice President, Deputy General Counsel & Secretary

2014 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to Nationstar Mortgage Holdings Inc. stockholders beginning on or about April 15, 2014. In this proxy statement, “Nationstar” and “Company” refer to Nationstar Mortgage Holdings Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at the Company’s 2014 Annual Meeting of Stockholders to be held on May 21, 2014 to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at Nationstar’s 2014 Annual Meeting of Stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) require Nationstar to provide to its stockholders. This proxy statement is also the document used by Nationstar’s Board of Directors (“Board”) to solicit proxies to be used at the annual meeting. Nationstar pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.

When and where will the 2014 Annual Meeting of Stockholders be held?

The meeting will be held on May 21, 2014 at the Hilton Garden Inn, 785 SH 121 Bypass, Lewisville, TX 75067 beginning at 9:00 a.m., local time.

What will be voted on?

You will be voting on the following:

Proposal 1:	Election of two Class II directors, Robert H. Gidel and Brett Hawkins, to the Board;

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2014;

Proposal 3:	An advisory vote on executive compensation; and

Proposal 4:	An advisory vote on the frequency of an advisory vote on executive compensation.

We also will consider any other business that may properly come before the meeting.

Who may vote at the meeting?

All stockholders who owned Nationstar common stock at the close of business on the record date of March 27, 2014, may attend and vote at the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy whether or not you attend the meeting. To vote by proxy you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote after I execute my proxy?

You may revoke a proxy at any time prior to its exercise at the meeting. You can send in a new proxy card with a later date or send a written notice of revocation to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary. If you attend the meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How many votes do I have?

You will have one vote for each share of Nationstar common stock which you owned at the close of business on March 27, 2014, the record date for the meeting.

How many shares of common stock are eligible to vote at the meeting?

At the close of business on March 27, 2014, the record date of the meeting, there was a total of 90,255,655 shares of Nationstar common stock outstanding and eligible to vote at the meeting.

How many shares must be present to hold the meeting?

A majority of the shares of Nationstar common stock outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then the rules of the NYSE provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

If you do not instruct your broker, as to how to vote these shares on Proposal 1 (the election of directors), Proposal 3 (the approval of the resolution regarding executive compensation) or Proposal 4 (the vote regarding frequency of the advisory vote on executive compensation), the broker may not exercise discretion to vote for or against those “non-routine” proposals. With respect to Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014), the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your broker so your vote can be counted.

How many votes are required to elect directors and adopt other proposals?

Proposal 1. Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors.

Proposal 2. Ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

Proposal 3. Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

Proposal 4. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

How do I attend the meeting?

Admission to the meeting is limited to Nationstar stockholders or their proxy holders. In order to be admitted to the meeting, each stockholder will be asked to present proof of stock ownership and a valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Nationstar common stock at the close of business on March 27, 2014, the record date for the annual meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up Nationstar’s corporate governance framework:

•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance (“NCG”) Committee Charter
•	Code of Business Conduct and Ethics
•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

These documents are accessible on Nationstar’s website at www.nationstarholdings.com by clicking on “Investor Relations,” then “Corporate Governance” and then “Governance Guidelines and Bylaws” or “Committee Membership and Charters.” You may also obtain a free copy of any of these documents by sending a written request to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary. Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics for the Chief Executive Officer and senior financial officers requiring disclosure under applicable SEC or NYSE rules will be posted on Nationstar’s website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

•      Selection of the Chairman

•      Size of the Board

•      Board membership criteria

•      Other public company directorships

•      Independence of directors

•      Ethics and code of conduct

•      Conflicts of interest

•      Director’s change of job responsibility

•      Director retirement age

•      Director tenure

•      Board compensation

•      Executive sessions for non-management and independent directors

•      Board self-evaluation

•      Strategic direction of the company

•      Board access to management

•      Attendance of management at Board meetings

•      Director interaction with outside constituencies

•      Confidentiality

•      Board orientation and continuing education

•      Director attendance at annual meetings of stockholders

•      Board committees

•      Leadership development, including evaluation of the Chief Executive Officer

•      Succession planning

Board Leadership Structure

Although not required, Nationstar separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct contributions of these positions. This arrangement allows the Chief Executive Officer to be responsible for the day-to-day leadership, management, direction and performance of the Company, while the Chairman of the Board utilizes his extensive knowledge of our industry to determine growth opportunities and, together with the Chief Executive Officer, develop the strategic direction of Nationstar.

Board’s Role in Risk Oversight

The Company’s risk management is overseen by Ramesh Lakshminarayanan, Executive Vice President and Chief Risk Officer. In this capacity, Mr. Lakshminarayanan is responsible for identifying and prioritizing material risks and discussing them with management and the Board. A summary of Mr. Lakshminarayanan’s professional experience and qualifications is available on the Company’s website and in Nationstar’s Annual Report on Form 10-K for 2013. Additionally, the Company has an Operational Risk Committee, co-chaired by our Chief Executive Officer and Mr. Lakshminarayanan, to oversee the management of identifying and monitoring of certain operational risks of the Company.

While management is responsible for day-to-day risk management of the Company’s operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (more fully discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter. For example, the Audit Committee oversees the financial statements, accounting and auditing functions, the Compensation Committee oversees the Company’s compensation programs and the Nominating and Corporate Governance Committee oversees director qualifications, Board structure and corporate governance matters. In addition to getting information from its committees, the Board also receives updates directly from members of management. In this regard, Mr. Bray, due to his position as both Chief Executive Officer and director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of the Company’s operations.

Independent Directors

Nationstar recognizes the importance of having an independent Board that is accountable to Nationstar and its stockholders. Accordingly, our Corporate Governance Guidelines (a copy of which may be found in the “Investor Relations – Corporate Governance” section of Nationstar’s website) provide that a majority of its directors shall be independent in accordance with the NYSE listing standards.

Board, Committee and Annual Meeting Attendance

The Board held 15 meetings during 2013. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he served, except for Mr. Edens. Mr. Edens was unable to attend certain meetings due to unforeseen scheduling conflicts, but reviewed the advance materials and his views were represented at the meetings by Mr. Bray. Directors are invited and encouraged but are not required to attend the Company’s annual meeting of stockholders. In 2013, five out of six directors attended the annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Nationstar’s non-management and independent directors meet in executive session without management at least once a year. No presiding non-management director has been selected but a presiding director is appointed to preside at each executive session on an ad hoc basis.

Communications with the Board

Any Nationstar stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to: Board of Directors (or one or more named directors) c/o Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit Committee

Complaints and concerns relating to Nationstar’s accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit Committee through a third-party vendor, The Network, Inc., that has been retained by the Audit Committee for this purpose. The Network, Inc. may be contacted toll-free at (866) 919-3222 or via The Network, Inc.’s website at https://www.reportlineweb.com/welcome.aspx?Client=Nationstar. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit Committee by writing to: Audit Committee c/o Anthony Villani, Executive Vice President and General Counsel, Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067.

All complaints and concerns will be reviewed under the direction of the Audit Committee and oversight by the general counsel and other appropriate persons as determined by the Audit Committee. The general counsel also prepares a periodic summary report of all such communications for the Audit Committee.

Criteria and Procedures for Selection of Director Nominees

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process. As provided in the Company’s Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:

•	requirements of applicable laws and NYSE listing standards;
•	strength of character;
•	judgment;
•	business experience and areas of expertise;
•	composition of the Board;
•	principles of diversity;
•	time availability and dedication; and
•	conflicts of interest.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and the Company’s management, as well as recommendations from Company stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by the Company’s Bylaws, including, among other things, the following information, to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary, generally not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders:

•	The stockholder’s name, address and the class, series and number of shares that he or she owns;
•	Representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the annual meeting;
•	The name, address and other required information of the stockholder’s nominee for director;
•	A description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and
•	The nominee’s consent to being named in the proxy statement as a nominee and to serving on the Board.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would remain subject to FIF HE Holdings LLC’s (the “Initial Stockholder”) rights as discussed below under the caption “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

BOARD OF DIRECTORS

Nationstar’s Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than three and not more than 11 directors, as may be determined from time to time by the entire Board. As of the date of this proxy statement, the Board consists of six members, five of whom are non-employee directors.

The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. Nationstar’s current Board is classified as follows:

Class	Term Expiration	Director
Class I	2016	Roy A. Guthrie
		Michael D. Malone
Class II	2014	Robert H. Gidel
		Brett Hawkins
Class III	2015	Wesley R. Edens Jay Bray

The Board has also determined that each of Messrs. Gidel, Guthrie, Hawkins and Malone satisfies Nationstar’s independence standards and further that each of them is independent of Nationstar and its management within the meaning of the NYSE’s listing standards.

The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Nationstar common stock can elect all of the directors standing for election.

Committees of the Board

The Board has three principal standing committees. Committee members consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent,” as defined under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the accounting and financial reporting process and integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; and (d) the performance of the Company’s internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of the Company’s independent registered public accounting firm; (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm; and (iv) prepare the Report of the Audit Committee as required by the rules of the SEC. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the Audit Committee’s Charter is available at the Company’s website.

The members of the Audit Committee are Messrs. Guthrie (chairman), Gidel, and Malone. The Board has determined that (i) each is “independent”; (ii) each is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Exchange Act and the NYSE. Mr. Guthrie currently serves on the audit committees of more than three public companies; however, the Board has determined that such service does not impair the ability of Mr. Guthrie to effectively serve on Nationstar’s Audit Committee. The Audit Committee met nine times in 2013.

Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related-party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the Board and the Company’s management. A copy of the NCG Committee Charter is available at the Company’s website. See “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” for more information about the process for identifying and evaluating nominees for director.

The members of the NCG Committee are Messrs. Malone (chairman), Gidel and Hawkins. Each member of Nationstar’s NCG Committee is independent, as defined under the rules of the NYSE. The NCG Committee met 10 times in 2013.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and incentive-compensation and equity-compensation plans; (ii) review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iii) prepare the Compensation Committee Report as required by the rules of the SEC. A copy of the Compensation Committee Charter is available at the Company’s website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “– Director Compensation” and “Compensation Discussion and Analysis,” respectively.

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In August 2013, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board compensation programs for 2014. PM&P does not provide other services to Nationstar. Additionally, based on (i) standards promulgated by the SEC and the NYSE to assess compensation advisor independence, which are identified in the Compensation Committee’s charter and (ii) the analysis conducted by PM&P in its independence review, the Compensation Committee concluded that PM&P is an independent and conflict-free advisor to Nationstar. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

The Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan (discussed below under the caption “Compensation Discussion and Analysis– Long Term Incentive Awards”), permits the Compensation Committee to delegate its authority to grant non-executive employee awards to a subcommittee consisting of one or more members of the Board or employees of Nationstar. Pursuant to this authority, the Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, the authority to make certain awards to Nationstar employees who are not Nationstar executive officers. Mr. Bray is a director and the Chief Executive Officer of Nationstar.

The members of the Compensation Committee are Messrs. Hawkins (chairman), Gidel and Malone. Each member of Nationstar’s Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code. The Compensation Committee met nine times in 2013.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2013, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

Each independent director receives an annual fee of $50,000, payable in semi-annual installments. In addition, an annual fee of $10,000 is paid to each member of the Audit Committee, and an annual fee of $5,000 to each member of the NCG Committee and of the Compensation Committee. The chairmen of the Compensation and NCG Committees each receive an additional annual fee of $10,000. The chairman of the Audit Committee receives an additional annual fee of $15,000.

Fees to independent directors may be made by issuance of Nationstar common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also Nationstar employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses incurred in attending Board or committee meetings.

The following table sets forth certain information regarding the compensation earned in 2013 by Nationstar’s non-management directors:

Name	Fees earned or paid in cash ($)	Total ($)

Wesley R. Edens(1)	--	--
Robert H. Gidel(2)	75,000	75,000
Roy A. Guthrie(2)	81,000	81,000
Brett Hawkins(2)	77,000	77,000
Michael D. Malone	80,000	80,000

(1)	Mr. Edens is not an independent director (he is affiliated with Fortress Investment Group LLC (“Fortress”), see discussion below under the caption “Certain Relationships and Related-Party Transactions”) and, as such, receives no compensation from Nationstar for his service as a director of Nationstar.
(2)	In addition to the standard director and committee fees described above, each of Messrs. Gidel, Guthrie and Hawkins received a fee of $1,000 per meeting for his service on a special committee of the Board, which was formed to consider certain transactions with an affiliate of Fortress.

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of the Class II directors, consisting of Messrs. Robert H. Gidel and Brett Hawkins, will expire at the 2014 Annual Meeting of Stockholders. Each has been nominated by the Board to serve as a continuing director for a new three-year term expiring at the 2017 Annual Meeting of Stockholders. Each nominee selected will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

In determining whether to nominate each of the Class II directors for another term, the Board considered not only the designation of these directors by the Initial Stockholder, but also the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” and concluded that each possesses those talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its goals and objectives. The age, principal occupation and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below. It is the general policy of the Company that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the election of a director.

The Board believes that each director nominee will be able to stand for election. If you do not wish your shares voted for one or both of the nominees, you may so indicate when you vote.

The Board recommends a vote FOR the election of each of the nominees listed below for director.

Nominees for election at this meeting to a term expiring in 2017

Robert H. Gidel, age 62

Director of the Company since 2012; member of the Audit, Compensation and Nominating and Corporate Governance Committees

Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. He has also been a member of the board of directors and the chairman of the compensation committee of Developers Diversified Realty, a real estate investment trust, since 1999. Mr. Gidel was President and Chief Executive Officer of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from 2007 until 2009. Mr. Gidel has also served as chairman of the board of directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. From 2002 until 2007, Mr. Gidel was also a member of the board of directors and lead director of Global Signal Inc., a real estate investment trust. He also served as a trustee of Fortress Registered Investment Trust from 1999 to 2010 and of Fortress Investment Trust II, LLC from 1999 to 2011, both of which were registered investment companies. From 1996 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the board of directors of U.S. Restaurant Properties, Inc. from 2001 until 2005 and a member of the board of directors of American Industrial Properties Real Estate Investment Trust from 1999 until 2001. Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow. Mr. Gidel’s extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Nationstar director.

Brett Hawkins, age 50

Director of the Company since 2012; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee

Mr. Hawkins has spent the last 13 years as a digital media entrepreneur in e-commerce and social networking in the movie, music and video game industries and in advising companies in the entertainment, healthcare and charitable industries. He co-founded GGL Global Gaming, a private video game, social networking and digital content distribution platform, in 2004, and served in various executive roles until 2011. He also previously served as Vice President for Finance of DVDExpress.com, Inc. and President of its successor, Express Media Group, an early e-commerce business selling movies, music and video games from 2000 to 2004. Mr. Hawkins has also held senior management positions at UBS/Warburg Dillon Read, where from 1997 to 1999 he was a Managing Director overseeing European Principal Finance; BlackRock Capital Finance, where from 1996 to 1997 he was Director of European Acquisitions & Operations; Lehman Brothers, where from 1994 to 1996 he was an Executive Director of Lehman Brothers International Europe and from 1993 to 1994 a Senior Vice President at Lehman Brothers, Inc.; and Salomon Brothers Inc., where from 1988 to 1993 he was a Vice President of Mortgage Trading with responsibility for Whole Loan CMO Business. He is a member and Board Leadership Fellow of the National Association of Corporate Directors. Mr. Hawkins’ extensive experience in financial services as well as valuable knowledge of the mortgage, financial industry, Internet-based sales and customer service platforms qualify him to serve as a Nationstar director.

Directors whose terms expire in 2015

Wesley R. Edens, age 52

Director of the Company since 2012; Chairman of the Board

Mr. Edens has been Co-Chairman of the board of directors of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings, LLC, since August 2009. From 2006 to 2009, he was Chairman of the board of directors of Fortress. He has also been a member of the Management Committee of Fortress since co-founding Fortress in 1998. He is responsible for Fortress’s private equity and publicly traded alternative investment businesses. He is also Chairman of the board of directors of each of New Media Investment Group Inc. (a print and online media company), Mapeley Limited (a real estate investment company), New Residential Investment Corp. (“New Residential”) (a real estate investment trust focused on investing in, and managing, investments related to real estate), Newcastle Investment Corp. (“Newcastle”) (a real estate investment and finance company) and Springleaf Holdings, Inc. (a mortgage and loan servicing company) and a director of GAGFAH S.A. (a real estate management company), Brookdale Senior Living Inc. (a provider of senior living facilities) and Penn National Gaming Inc. (a gaming company). Mr. Edens was Chief Executive Officer of Global Signal Inc., a real estate investment trust, from February 2004 to April 2006 and Chairman of its board of directors from October 2002 to January 2007. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens’ extensive credit, private equity, finance and management expertise, experience as an officer and director of public companies and deep familiarity with Nationstar qualify him to serve as a Nationstar director.

Jay Bray, age 47

Director of the Company since 2012

Mr. Bray has also served as the Company’s Chief Executive Officer since 2012 and as the Company’s Executive Vice President and Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of the Company’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has close to 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America. Mr. Bray is a Certified Public Accountant in the State of Georgia. Mr. Bray’s in-depth experience and understanding of the financial services and Nationstar’s business and operations qualify him to serve as a Nationstar director.

Directors whose terms expire in 2016

Roy A. Guthrie, age 60

Director of the Company since 2012; Chair of the Audit Committee

Mr. Guthrie is a member of the audit committee of Bluestem Brands, Inc., a consumer products online retailer, and has been one of its directors since 2010. He is also a member of the audit committee of LifeLock, Inc., an identity theft protection and risk assessment services company, and has been one of its directors since 2012. He also serves as a member of the board of directors and as a member of the audit and nominating and corporate governance committees of Garrison Capital, Inc., an investment company. He also serves as a director and as a member of the audit, compensation and compliance committees of Springleaf Holdings, Inc., a financial services company. From 2005 to 2012, he served as Executive Vice President of Discover Financial Services, a direct banking and payment services company, where he also served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Prior to joining Discover Financial Services, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, and he served on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board from 1998 to 2000. Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an officer and director of public companies qualify him to serve as a Nationstar director.

Michael D. Malone, age 60

Director of the Company since 2012; Chair of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees

In November 2012, Mr. Malone was appointed to the board of directors of Walker & Dunlop, Inc., a real estate financial services company. From January 2008 until June 2013, Mr. Malone served as a Director and a member of the compensation committee and the audit committee of Morgans Hotel Group Co. From February 2008 until February 2012, he served as a Managing Director of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses. Mr. Malone’s extensive experience in both financial services and real estate qualify him to serve as a Nationstar director.

AUDIT FUNCTION

Report of the Audit Committee

Management is responsible for the Company’s overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standard No. 16 (Communications with Audit Committee). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

This report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit Committee:

Roy A. Guthrie, Chairman

Robert H. Gidel

Michael D. Malone

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Nationstar for the year ending December 31, 2014. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Nationstar’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of Ernst & Young LLP is not ratified, the matter of the appointment of the independent registered accounting firm will be re-considered by the Audit Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2013	2012
Audit Fees(1)	$4,640,601	$3,500,000
Audit-Related Fees(2)	520,500	600,000
Tax Fees(3)	100,000	--
All Other Fees	--	--

Total Fees	$5,261,101	$4,100,000

(1)	These amounts consist of aggregate fees billed by Ernst & Young LLP which primarily relate to professional services rendered for the audit of the Company’s annual financial statements, the review of the financial statements included in Nationstar’s quarterly reports on Form 10-Q, review of our S-4 and S-3 registration statements and review of our prospectus related to debt offerings.

(2)	These amounts consist of aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of Nationstar’s financial statements and are not described under Audit Fees. Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance related matters and audits of employee benefit plans.

(3)	These amounts consist of aggregate fees billed by Ernst & Young LLP for professional services for tax advice.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any service to be performed by the Company’s independent registered public accounting firm in advance of the service being performed. The Audit Committee approved in advance the services performed in 2013 by the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide an understanding of the compensation program for Nationstar’s named executive officers for 2013: (1) Chief Executive Officer, Jay Bray; (2) Executive Vice President and Chief Financial Officer, David C. Hisey; (3) President and Chief Operating Officer, Harold Lewis; (4) Executive Vice President and Chief Risk Officer, Ramesh Lakshminarayanan; and (5) Executive Vice President of Portfolio Investments, Amar R. Patel. The elements of their compensation are set forth in greater detail in the compensation tables and related disclosures following this section. For a complete list of the executive officers of Nationstar for 2013, see Part I, Item 1 in Nationstar’s Annual Report on Form 10-K for 2013, under the caption “Executive Officers of the Registrant.” On April 2, 2014, Nationstar announced two new leadership appointments that will leverage the strengths of its executive team to support the strategic expansion of the Company’s platform and service offering to all stakeholders. To maximize the Company’s ability to capture future growth opportunities, David Hisey will be assuming the newly-created position of Chief Strategy and External Affairs Officer. Mr. Hisey will lead several key departments that have been aligned to develop and drive implementation of the Company’s strategic plans and external relations efforts. Robert Stiles, the current Chief Financial Officer of the Company’s subsidiary, Solutionstar Holdings, LLC, will expand his responsibilities and assume the Chief Financial Officer role at the Company. The new leadership appointments will be effective immediately after the filing of Nationstar’s Form 10-Q for the first quarter of 2014.

The total compensation provided for the named executive officers comes partially from Nationstar Mortgage Holdings Inc. and partially from its wholly-owned subsidiary, Nationstar Mortgage LLC. Therefore, the disclosure in this section relates to the joint policies and practices of Nationstar Mortgage Holdings Inc. and Nationstar Mortgage LLC.

The year 2013 marked another year of transition and significant growth for the Company as it re-structured itself as a new publicly-traded company and acquired a substantial amount of assets. The Company was focused on delivering competitive compensation packages to incentivize our executives who took on key leadership roles in the transition of Nationstar from a private to an expanding public company.

Compensation Philosophy and Objectives

Nationstar’s primary executive compensation objectives are to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value. To achieve these goals Nationstar seeks to maintain compensation plans that:

•	Align compensation with Company and business unit goals to enhance ownership and accountability;
•	Encourage the achievement of Company, business unit and individual goals, both short- and long-term;
•	Deliver a mix of fixed and at-risk compensation; and
•	Deliver competitive pay opportunity, commensurate with performance.

As a result of our pay-for-performance philosophy, more than 90% of our Chief Executive Officer’s 2013 compensation is determined based on the achievement of the Company’s and his performance. On average, 86% of our other named executive officer’s compensation is also based on the Company’s and their individual performance.

2013 Performance Overview

As noted, 2013 was a growth year for the Company. The Company took a variety of steps in expanding and developing its business and building out core corporate structure and functions. The Company performed well in 2013, delivering both significant volume and top-line growth, and executed on a number of strategic initiatives despite the challenging originations market conditions experienced during the later half of the year.

Detailed below are some of our more notable accomplishments for 2013:

•	Raised nearly $1.4 billion of corporate debt through the capital markets that was deployed in accretive growth opportunities;
•	Increased servicing portfolio compared to 2012, from $207 billion to $391 billion;
•	Added nearly 1.2 million new customers, increasing total customer base to approximately 2.3 million;
•	Increased loan origination volume compared to 2012, from $7.9 billion to $24.0 billion;
•	Increased revenue by over 100%;
•	Generated record net income for the year;
•	Grew pretax income of Solutionstar, our ancillary real estate services business, to $67 million;
•	Acquired Equifax Settlement Services Holding LLC, to increase our settlement services business;
•	Developed and launched Homesearch.com, our online real estate consumer portal, and sold more than 11,000 REO properties;
•	Acquired Greenlight Financial Services, a direct-to-consumer originator with expertise in online and mass media marketing; and
•	Expanded reverse mortgage servicing business and entered into reverse mortgage origination business.

As a result of these management achievements, share price increased more than 19% during 2013 and increased 164% since our initial public offering in March 2012 resulting in more than $550 million of incremental market capitalization during the year. In 2014, our strategy is to create a profitable, capital-efficient company that delivers increasing value to stockholders, which will entail focus on our cost structure.

Process for Setting Executive Officer Compensation

Role of Compensation Committee. Prior to our initial public offering in March of 2012, the Company’s compensation policies and arrangements were overseen by and set by the Initial Stockholder. Though based at that time on practices, policies and metrics that were appropriate for a privately-held company, the Company’s compensation policies and arrangements anticipated the strategic plan to take the Company public through the initial public offering and the accompanying planned growth and expansion. The Initial Stockholder evaluated the Company’s performance, including the achievement of key investment and capital raising goals, and the individual performance of each named executive officer, with a goal of setting overall compensation at levels that it believed were appropriate. These compensation decisions were reflected in employment agreements with some of our named executive officers that were in place through 2013. After the initial public offering, the compensation setting functions were assumed by the Compensation Committee. For 2013, the Company, in consultation with the Initial Stockholder, made recommendations to the Compensation Committee regarding the compensation of the named executive officers. The Compensation Committee considered these recommendations and made all compensation decisions related to the Company’s executive officers, including the Chief Executive Officer. The Compensation Committee continued to review the practices, policies and compensation plans for the named executive officers in light of our status as a public company and did not materially change the policies and arrangements in 2013.

The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. The Compensation Committee administers the Company’s compensation plans, programs and policies relating to the Company’s named executive officers, including all the plans described below. It also conducts an annual evaluation of the Chief Executive Officer’s performance.

Role of Named Executive Officers. Other than the Chief Executive Officer, the named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and offers for consideration his own recommendations as to their compensation levels. Since its creation in February 2012, the Compensation Committee has adopted and made the final compensation decisions with respect to the named executive officers.

Role of Compensation Advisor. The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. In August 2013, the Compensation Committee retained PM&P to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation for 2014. Following its engagement, the compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors. The Compensation Committee will annually review and establish the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

During 2013, the Compensation Committee requested that PM&P:

•	Conduct an analysis of compensation for our executive officers and directors in preparation for 2013 incentive compensation payouts and 2014 compensation decisions;
•	Assess how compensation aligned with our philosophy and objectives;
•	Provide perspectives for a comparator group;
•	Assist the Compensation Committee in the review of incentive plan design and related benefit programs; and
•	Provide the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs for 2014.

Risk Considerations. In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of the named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage the named executive officers to take unreasonable risks relating to the business. The named executive officers’ ownership interest in the Company aligns their interests with the Company’s long-term performance and discourages excessive risk taking. The Compensation Committee does not believe the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company.

Tax Considerations. As a new publicly-traded company, the Company has thus far generally been able to rely on a “grandfather” clause under Section 162(m) of the Internal Revenue Code and deduct the majority of compensation earned by named executive officers. However, section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any given year with respect to the Chief Executive Officer and certain other of the Company’s most highly paid executive officers. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards to the named executive officers are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs. In addition, none of our named executive officers are eligible for gross-up payments to cover excise taxes in connection with a change in control termination event.

Stock Ownership Guidelines. Although the Company does not have requirements or guidelines specifying amounts of ownership of Nationstar common stock for its named executive officers, it does promote and encourage the aligning of their interests with those of its stockholders by providing them with significant restricted stock awards. Including restricted stock awards, the ownership levels of the named executive officers generally significantly exceed the typical ownership guidelines established in the marketplace. For example, our Chief Executive Officer, Jay Bray, directly owns Nationstar common stock worth more than 30 times his salary, well in excess of typical market guidelines.

Anti-Hedging / Anti-Pledging Policies. The Company’s Insider Trading Compliance Program also prohibits its employees and directors from engaging in hedging transactions in Nationstar common stock, margining Nationstar common stock or pledging Nationstar common stock as collateral for a loan.

Elements of Compensation

The total compensation of our named executive officers in 2013 consisted of three principal elements:

•	base salary;
•	non-equity incentive awards (annual cash bonuses); and
•	long-term incentive awards (cash and/or equity).

Determinations regarding any one element affect determinations regarding each other element, with the goal to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the Compensation Committee considers which different compensation elements are at-risk in setting the levels for each other element. For example, the amount of base salary paid to a named executive officer is considered in determining the amount of any cash bonus or restricted stock award. But the relationship among the elements is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level. The overall compensation packages of each of the named executive officers are also based on their respective experience, current market conditions, business trends and overall Company performance.

The combination of non-equity incentive awards (generally annual cash bonuses) and long-term incentive awards seeks to strike the appropriate balance between the near-term focus on Company profitability and individual performance, and the long-term focus to create enhanced stockholder value.

Comparator Group Development

The Compensation Committee with assistance from PM&P developed a group of comparator companies (the “Comparator Group”). The Compensation Committee used findings from the compensation review to further inform the Compensation Committee as to the named executive officer’s pay position, overall program design and program leverage relative to peers. The Comparator Group is comprised of companies similar in size (revenues, assets and market capitalization) as well as industry to Nationstar. Two primary industry groupings were identified, including financial and real estate services. The following 27 companies are included in the Comparator Group:

• Alliance Data Systems Corp.	• Hudson City Bancorp, Inc.
• Altisource Portfolio Solutions S.A.	• Huntington Bancshares Inc.
• Astoria Financial Corp.	• Jones Lang LaSalle Inc.
• Capital One Financial Corp.	• Lender Processing Services, Inc.
• CIT Group Inc.	• Ocwen Financial Corp.
• Comerica Inc.	• Paychex, Inc.
• CoreLogic, Inc.	• PennyMac Combined Entities
• Equifax, Inc.	• PHH Corp.
• Equinix, Inc.	• Realogy Holdings Corp.
• EverBank Financial Corp.	• Redwood Trust, Inc.
• Fidelity National Information Services, Inc.	• Stonegate Mortgage Corp.
• First Horizon National Corp.	• TFS Financial Corp
• First Republic Bank	• Walter Investment Management Corp.
• Fiserv, Inc.

Base Salary

Base salaries are set depending on the scope of each executive’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with the named executive officer’s annual performance evaluation and may be modified from time to time in view of the named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

Each of the named executive officers, except for Messrs. Bray and Patel, has entered into an employment agreement (more fully discussed below) with the Company which set a minimum salary for each for 2013. The base salaries of Messrs. Hisey and Lewis were set by the Initial Stockholder, and Mr. Lakshminarayanan’s base salary was approved by the Compensation Committee. Messrs. Bray’s and Patel’s base salaries were initially set by the Initial Stockholder prior to the Company’s initial public offering. Base salaries are intended to complement the performance oriented components (non-equity annual incentive and long-term incentive awards) of the Company’s compensation program by assuring that the named executive officers will receive an appropriate minimum level of compensation. In general, base salary is the smallest component of the overall compensation package, representing less than 15% of total direct compensation, on average.

In determining base salary for 2013, the Compensation Committee considered the Company’s pay-for-performance culture, the Company’s philosophy to have low fixed and high at-risk compensation, and the performance of the given executive. The Compensation Committee decided that only Mr. Hisey among the named executive officers would receive a merit increase in 2013. The $25,000 merit increase reflects the increased complexity of his role as Chief Financial Officer in a rapidly growing newly-public company. The following table sets forth information regarding the named executive officers annual base salaries for 2013:

Name	2013 Base Salary	2012 Base Salary	Change
Jay Bray	$450,000	$450,000	$0
David C. Hisey	$400,000	$375,000	$25,000
Harold Lewis	$450,000	$450,000	$0
Ramesh Lakshminarayanan	$380,000	$380,000	$0
Amar R. Patel	$275,000	$275,000	$0

Annual Incentives

For executive officers, the Company maintains two annual incentive plans, the Nationstar Mortgage LLC’s Annual Incentive Compensation Plan (the “Annual Incentive Plan” or “AIP”) and the Nationstar Mortgage LLC Executive Management Incentive Plan (the “Executive Management Incentive Plan” or “EMIP”). No executive officer participated in both plans during 2013.

Annual Incentive Compensation Plan. Annual bonus incentives for certain executive officers of the Company are determined and paid under AIP. Annual bonus incentives granted pursuant to the AIP are tied to short-term performance and form an important part of the compensation program. The AIP is designed to provide incentives for designated executive officers to increase certain financial measures of the Company, as well as personal objectives in relation to those measures. The AIP provides for payment of annual incentive bonuses from a pool equal to 5% of the Company’s operating cash flow. For 2013, operating cash flow is equal to adjusted EBITDA from the servicing and origination segments adjusted in a manner consistent with the Company’s financial reporting less capitalized servicing net of related sale of excess spread financing and principal payments on excess spread financing plus impairments of equity method investments. Tying incentive awards to operating cash flow puts a significant portion of these executives’ bonus at risk and ties their compensation to the Company’s operational and financial results. The Company’s operating cash flow was chosen as an incentive metric because it reflects the effectiveness with which the executives manage the Company on a short- and long-term basis.

For each year, the Compensation Committee determines which of the Company’s executives will participate in the AIP and the allocable percentage of the bonus pool for each participating executive for that year. With respect to 2013, the Compensation Committee determined that Messrs. Bray, Hisey, Lewis and Patel were participants in the Annual Incentive Plan. Although there is no guarantee that an executive will continue to participate in the AIP, any continuing participating executive’s allocable percentage may not be reduced to less than 75% of that executive’s percentage for the prior year. To be eligible to receive the award, the executive must not only be selected each year but also be employed by the Company (and not have given notice of intent to resign) on the last day of the year to which the bonus relates.

The following table sets forth information regarding the Compensation Committee’s determination of the initial allocation of the bonus pool for 2013:

Name	Allocable Percentage of Bonus Pool
Jay Bray	30%
David C. Hisey	15%
Harold Lewis	20%
Amar R. Patel	15%

Following the completion of 2013, our Chief Executive Officer, in consultation with our Initial Stockholder and PM&P, considered the Company’s overall performance, as well as the Company’s operating cash flow and its pay position relative to the Comparator Group, and recommended to the Compensation Committee that the AIP payments be reduced. After consideration of the Company’s performance, the Company’s pay-for-performance culture, and the Chief Executive Officer’s recommendation, the Compensation Committee approved the following reductions in the allocation of the bonus pool:

Name	Allocable Percentage of Bonus Pool
Jay Bray	26%
David C. Hisey	12%
Harold Lewis	18%
Amar R. Patel	12%

Payments under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The balance of 32% available under the AIP was neither allocated nor distributed.

As further described under the section Long-Term Incentive Awards, in addition to providing cash incentives based on the above stated formula, the AIP payouts were used as basis for annual restricted stock award determinations. For 2013, AIP participants were issued a restricted stock award equal in value to 35% of their annual AIP payout. The restricted stock awards vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards. In accordance with SEC rules, these awards will appear in the Summary Compensation Table for 2014 since they are granted after the end of the 2013 fiscal year. The Compensation Committee believes that providing a restricted stock grant whose initial value is based on annual incentive awards in a given year reinforces the pay-for-performance culture, aligns executive compensation with long-term stockholder returns, and reduces retention risk.

2014 AIP. To align with the Company’s strategy of creating a profitable, capital-efficient company that delivers increasing value to stockholders, in February 2014, the Compensation Committee approved amending the AIP to reduce the bonus pool from 5% of the Company’s operating cash flow to 4% of the Company’s operating cash flow. In addition, to encourage focus on meeting stockholder value over the long term, the Compensation Committee decided that the AIP should provide that a portion of a participating executive’s award may be paid in shares of restricted stock granted pursuant to the 2012 Incentive Compensation Plan described below.

Executive Management Incentive Plan. In 2013, the Nationstar Mortgage LLC Management Incentive Plan was amended to, among other things, change the name of the plan to the Nationstar Mortgage LLC Executive Management Incentive Plan. Under the EMIP, Company and individual performance measures are generally established for the Company’s executives at the beginning of the year by the Compensation Committee. Following year end, a participating executive is rated on the results for each of his or her key objectives on a scale of one to five. The rating is multiplied by the weight of each key objective to obtain a weighted score, with five being the highest possible score. The weighted score is converted into a percentage, which is multiplied by the participating executive’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in the annual incentive award. Under the EMIP, the Compensation Committee has the authority to modify the awards based on various business factors during the plan year. Awards may also be made from time to time under the EMIP on terms and conditions deemed appropriate by the Compensation Committee.

Because payouts under the EMIP each year are linked to the achievement of individual and company performance measures for that year, these bonuses are generally designed to incentivize the executive to achieve Nationstar’s near-term objectives. In 2013, to encourage focus on meeting stockholder value over the long term, the Compensation Committee decided that the EMIP should provide that a portion of a participating executive’s award may be paid in shares of restricted stock granted pursuant to the 2012 Incentive Compensation Plan described below. As a condition of participation in the EMIP, a participant is usually subject to a non-solicitation covenant.

For 2013 the only named executive officer who participated in the Executive Management Incentive Plan was Mr. Lakshminarayanan. The key performance measures for Mr. Lakshminarayanan for 2013 included establishing a best-in-class risk management group, creating a continuous monitoring platform of the execution and effectiveness of operational controls across the Company, completing a risk assessment and reducing costs through an offshore program, the Company’s performance based on adjusted EBITDA and the recapture of servicing advances. The Compensation Committee determined that Mr. Lakshminarayanan’s overall performance against his objectives was above target and that he should receive an award under the EMIP of $1,000,000, or 160% of target opportunity. To encourage alignment with stockholder returns and increase the retention aspects of the compensation program, the Compensation Committee determined that Mr. Lakshminarayanan’s award in 2013 would be paid 80% in cash and 20% in restricted stock and that he would receive an additional discretionary restricted stock grant of $70,000 under the 2012 Incentive Compensation Plan. Mr. Lakshminarayanan received (i) a cash award of $800,000 on March 5, 2014, which is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2013 and (ii) a restricted stock award of $270,000 under the 2012 Incentive Compensation Plan which was granted on March 3, 2014. In accordance with SEC rules, the restricted stock award does not appear in the Summary Compensation Table for 2013; it will be included in the Summary Compensation Table in 2014.

Long-Term Incentive Awards

2012 Incentive Compensation Plan. The 2012 Incentive Compensation Plan (the “2012 ICP”) enables the Company to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances the Company’s ability to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and the Company’s stockholders. Time-based restricted stock awards are granted to retain key talent and establish a common interest of the key executives with the Company’s stockholders through stock ownership. The restricted stock awards usually vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards, provided the participant remains continuously employed with the Company during that time. The Company believes that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of Nationstar common stock on the vesting date, and accordingly time-based restricted stock awards effectively align the interests of the participants with Nationstar’s stockholders. It is expected the restricted stock awards will continue to play a significant part of the Company’s compensation programs for named executive officers.

Annul equity grants are based, in part, on the annual incentive payouts determined for the AIP and EMIP. Therefore,

•	On March 14, 2013, restricted stock awards of Nationstar common stock were made as follows: Mr. Bray 54,631 shares, Mr. Hisey 27,316 shares, Mr. Lakshminarayanan 7,805 shares, Mr. Lewis 36,421 shares and Mr. Patel 27,316 shares. Although these awards are listed as part of the 2013 Summary Compensation Table totals, they were determined in part based on the Company’s 2012 results.

•	On March 3, 2014, restricted stock awards of Nationstar common stock were made as follows: Mr. Bray 39,997 shares, Mr. Hisey 18,508 shares, Mr. Lakshminarayanan 21,118 shares, Mr. Lewis 27,459 shares and Mr. Patel 18,508 shares. Although these awards are related to the Company’s 2013 results, they will not appear in the Summary Compensation Table until the 2015 proxy statement that discloses 2014 compensation totals.

These awards all vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards. Upon death, disability or a change in control of the Company, the unvested shares of a restricted stock award will vest.

Other Compensation Components

All of the Company’s named executive officers are eligible to participate in its employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of the named executive officers. In addition, Mr. Bray is reimbursed for the cost of life insurance premiums pursuant to the Company’s Executive Life Program. While the Company does not view perquisites as a significant element of its compensation structure, the Company believes that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to the named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2013, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements

Employment Agreement of Mr. Hisey. Mr. Hisey entered into an employment agreement with Nationstar effective February 27, 2012, pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer. The employment agreement provided for a minimum base salary and a minimum bonus payment in 2012 under the Annual Incentive Plan. Pursuant to his employment agreement, in 2012 Mr. Hisey was also awarded an initial grant of 71,429 restricted shares of common stock under the 2012 ICP, which vests in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date, provided Mr. Hisey remains continuously employed with the Company during that time. Mr. Hisey’s employment agreement also provided for a guaranteed restricted stock award opportunity under the 2012 ICP for 2012. His first annual grant under the 2012 ICP was made in 2013. Pursuant to his employment agreement, he also received a relocation assistance allowance. Mr. Hisey’s employment agreement expired on February 28, 2014.

Employment Agreement of Mr. Lewis. Mr. Lewis entered into an employment agreement with Nationstar effective February 27, 2012, pursuant to which he agreed to serve as the Company’s President and Chief Operating Officer. The employment agreement provided for a minimum base salary and a minimum bonus payment under the Annual Incentive Plan for 2012. Pursuant to his employment agreement, in 2012 Mr. Lewis was also awarded an initial grant of 71,429 restricted shares of common stock under the 2012 ICP, which vests in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date, provided Mr. Lewis remains continuously employed with the Company during that time. Mr. Lewis also received a sign-on bonus. Mr. Lewis’s employment agreement provided for a guaranteed restricted stock award opportunity under the 2012 ICP for 2012. His first annual grant under the 2012 ICP was made in 2013. Pursuant to his employment agreement, he also received a relocation assistance award and a $100,000 deferred cash award which was paid as of the first anniversary of his hire date. Mr. Lewis’ employment agreement expired on February 28, 2014.

Employment Agreement of Mr. Lakshminarayanan. Mr. Lakshminarayanan entered into an employment agreement with Nationstar effective July 2, 2012, pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Risk Officer. The employment agreement provided for a minimum base salary and a minimum bonus payment under the Executive Management Incentive Plan for 2012. Pursuant to his employment agreement, in 2012 Mr. Lakshminarayanan was also awarded an initial grant of 46,751 restricted shares of common stock under the 2012 ICP, which vests in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of his hire date, provided he remains continuously employed with the Company during that time. Should Mr. Lakshminarayanan be terminated without cause, any unvested shares relating to this initial award will immediately vest upon termination. Under his employment agreement, provided he remains continuously employed with the Company, he will receive an annual restricted stock grant in each of 2013, 2014 and 2015 equal to the number of shares of Nationstar common stock having a fair market value of $300,000. Mr. Lakshminarayanan also received a sign-on bonus of $500,000, $350,000 of which was paid within 30 days of his hire date, $75,000 was paid within 30 days of the first anniversary of his hire date and the remaining $75,000 will be paid within 30 days of the anniversary of his hire date in 2014. Pursuant to his employment agreement, he also received a relocation assistance allowance. Should he voluntarily terminate his employment with the Company within two years of his hire date he will be obligated to return a pro rata portion of the sign-on bonus paid and of the relocation assistance award. Mr. Lakshminarayanan’s employment agreement automatically renewed on July 2, 2013 for one year.

Severance Benefits

As discussed in the preceding section, the Company entered into employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan. The employment agreements with Messrs. Hisey and Lewis expired February 28, 2014, and the employment agreement with Lakshminarayanan expires on July 2, 2014. The agreements provide for severance benefits to Messrs. Hisey, Lewis and Lakshminarayanan upon termination of employment at any time while the employment agreements are in effect, as follows: (i) by Nationstar for cause or the employee without good reason, the employee will be entitled only to any unpaid salary, accrued unpaid time off, reimbursable business expenses and vested benefits, if any, under the Company’s employee benefit plans; (ii) by Nationstar without cause or resignation by the employee for good reason, the employee will receive a severance payment of 12-months base salary, 100% of the prior year’s bonus, will forfeit all unvested restricted stock awards and be eligible for medical benefits for up to 12 months; (iii) if the employee voluntarily resigns for any reason, he will be required to repay a pro rata portion of his sign-on bonus and relocation benefits (except with respect to Mr. Lewis was required to repay the full amount); (iv) by reason of the employee’s death or disability, he will be entitled to accrued benefits plus a pro rata bonus for the portion of the calendar year that he was employed. Upon termination or resignation, any unvested stock award will be forfeited except for the initial award to Mr. Lakshminarayanan made on December 1, 2012, which will immediately vest only if he is terminated without cause. In the event of a change-in-control, death or disability, 100% of any unvested restricted stock awards will vest. See also “Potential Payments Upon Termination or Change of Control” table below.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2014 Proxy Statement and the Company’s Annual Report on Form 10-K for 2013.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee:

Brett Hawkins, Chairman

Robert H. Gidel

Michael D. Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for the named executive officers serving at the end of 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jay Bray	2013	450,000	--	2,100,016	3,355,100(2)	13,248(3)	5,918,364
Chief Executive Officer	2012	450,000	--	6,000,008	6,000,000(4)	11,123	12,461,131
	2011	320,000	--	--	1,598,569(5)	11,048	1,929,617

David C. Hisey	2013	400,000	--	1,050,028	1,552,550(2)	35,672(6)	3,038,250
Executive Vice President	2012	316,828(7)	--	1,000,006	3,000,000(4)	112,571	4,429,405
& Chief Financial Officer

Harold Lewis	2013	450,000	100,000(8)	1,400,024	2,303,400(2)	10,860(6)	4,264,284
President & Chief	2012	380,192(7)	650,000(8)	1,000,006	4,000,000(4)	871,141	6,901,339
Operating Officer

Ramesh Lakshminarayanan	2013	380,000	75,000(9)	300,025	800,000(2)(10)	348,920(6)	1,903,945
Executive Vice President	2012	190,001(7)	350,000(9)	1,000,004	650,000(4)	11,491	2,201,496
& Chief Risk Officer

Amar R. Patel	2013	275,000	--	1,050,028	1,552,550(2)	9,452(6)	2,887,030
Executive Vice President	2012	275,000	--	--	3,000,000(4)	7,185	3,282,185
Portfolio Investment	2011	255,000	--	--	780,914(5)	6,231	1,042,145

(1)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to the named executive officers. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.

(2)	These amounts were paid in the first quarter of 2014 but represent awards with respect to the Company’s and individual performance in 2013.

(3)	Represents for 2013 the payment of a life insurance premium equal to $5,998 and a contribution to Mr. Bray’s 401(k) Plan account of $7,250.

(4)	These amounts were paid in the first quarter of 2013 but represent awards with respect to the Company’s and individual performance in 2012.

(5)	These amounts were paid in the first quarter of 2012 but represent awards with respect to the Company’s and individual performance in 2011.

(6)	Represents for Mr. Hisey a relocation assistance allowance of $24,812, a telephone allowance of $660 and contribution to his 401(k) Plan account of $10,200; for Mr. Lewis a telephone allowance of $660 and contribution to his 401(k) Plan account of $10,200; for Mr. Lakshminarayanan a relocation assistance of $341,870, a contribution to his 401(k) Plan account of $7,050; and for Mr. Patel a telephone allowance of $660 and contribution to his 401(k) Plan account of $8,792.

(7)	Represents actual salaries paid for 2012 from their respective hire dates, for Messrs. Hisey and Lewis from February 27, 2012; for Mr. Lakshminarayanan from July 2, 2012.

(8)	Represents a sign-on bonus awarded in 2012 and a deferred cash award Mr. Lewis received in 2013 as part of his compensation package under his employment agreement.

(9)	Represents sign-on bonuses awarded to Mr. Lakshminarayanan as part of his compensation package under his employment agreement.

(10)	Represents the cash portion of the award to Mr. Lakshminarayanan under the Executive Management Incentive Plan.

Grants of Plan-Based Awards for 2013

The following table sets forth, for each of the named executive officers, the grants of awards under any plan during the year 2013.

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)
			Threshold ($)	Target ($)	Maximum ($)
Jay Bray
AIP	--	--	--	3,355,100	--	--	--
2012 ICP	3/14/13	2/14/13	--	--	--	54,631	2,100,016

David C. Hisey
AIP	--	--	--	1,552,550	--	--	--
2012 ICP	3/14/13	2/14/13	--	--	--	27,316	1,050,028

Harold Lewis
AIP	--	--	--	2,303,400	--	--	--
2012 ICP	3/14/13	2/14/13	--	--	--	36,421	1,400,024

Ramesh Lakshminarayanan
EMIP	--	--	209,000	627,000	1,045,000	--	--
2012 ICP	3/14/13	2/14/13	--	--	--	7,805	300,025

Amar R. Patel
AIP	--	--	--	1,552,550	--	--	--
2012 ICP	3/14/13	2/14/13	--	--	--	27,316	1,050,028

(1)	Represents awards under the Annual Incentive Compensation Plan for Mssrs. Bray, Hisey, Lewis and Patel. Represents the potential payouts of awards under the Executive Management Incentive Plan subject to the achievement of certain performance measures for Mr. Lakshminarayanan. The actual amount of the award made to Mr. Lakshminarayanan is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents awards of time-based restricted stock to Messrs. Bray, Hisey, Lewis, Patel and Lakshminarayanan under the Company’s 2012 ICP. The restricted stock vests 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date.

(3)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to the named executive officers. The awards were valued at $38.44 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant.

(4)	No dividends will be paid on unvested restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the named executive officers the outstanding equity awards as of December 31, 2013, as described in greater detail in 2012 ICP.

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value(1) of Shares or Units of Stock That Have Not Vested ($)
Jay Bray	285,858	(2)	10,565,312
	54,631	(3)	2,019,162

David C. Hisey	47,644	(4)	1,760,922
	27,316	(5)	1,009,599

Harold Lewis	47,644	(6)	1,760,922
	36,421	(7)	1,346,120

Ramesh Lakshminarayanan	31,183	(8)	1,152,524
	7,805	(9)	288,473

Amar R. Patel	27,316	(10)	1,009,599

(1)	Based on the closing market price of Nationstar common stock on December 31, 2013, which was $36.96.

(2)	This award of restricted stock is subject to vesting. With respect to 142,714 shares, this award vested on March 7, 2014. With respect to 143,144 shares, this award will vest on March 7, 2015.

(3)	This award of restricted stock is subject to vesting. With respect to 18,192 shares, this award vested on March 14, 2014. With respect to 18,192 shares, this award will vest on March 14, 2015. With respect to 18,247 shares, this award will vest on March 14, 2016.

(4)	This award of restricted stock is subject to vesting. With respect to 23,786 shares, this award vested on March 7, 2014. With respect to 23,858 shares, this award will vest on March 7, 2015.

(5)	This award of restricted stock is subject to vesting. With respect to 9,096 shares, this award vested on March 14, 2014. With respect to 9,096 shares, this award will vest on March 14, 2015. With respect to 9,124 shares, this award will vest on March 14, 2016.

(6)	This award of restricted stock is subject to vesting. With respect to 23,786 shares, this award vested on March 7, 2014. With respect to 23,858 shares, this award will vest on March 7, 2015.

(7)	This award of restricted stock is subject to vesting. With respect to 12,128 shares, this award vested on March 14, 2014. With respect to 12,128 shares, this award will vest on March 14, 2015. With respect to 12,165 shares, this award will vest on March 14, 2016.

(8)	This award of restricted stock is subject to vesting. With respect to 15,568 shares, this award vested on July 2, 2014. With respect to 15,615 shares, this award will vest on July 2, 2015.

(9)	This award of restricted stock is subject to vesting. With respect to 2,599 shares, this award vested on March 14, 2014. With respect to 2,599 shares, this award will vest on March 14, 2015. With respect to 2,607 shares, this award will vest on March 14, 2016.

(10)	This award of restricted stock is subject to vesting. With respect to 9,096 shares, this award vested on March 14, 2014. With respect to 9,096 shares, this award will vest on March 14, 2015. With respect to 9,124 shares, this award will vest on March 14, 2016.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013, with respect to shares of common stock that may be issued under Nationstar’s existing equity compensation plan.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by stockholders	--	--	3,974,411

Equity Compensation Plans not approved by stockholders	--	--	--

Total	--	--	3,974,411

(1)	While the 2012 ICP does provide for the issuance of options and other equity-based awards, as of December 31, 2013 the Compensation Committee has elected only to issue cash and restricted stock awards under this plan.

Stock Vested for 2013

The following table provides information on the vesting of Nationstar restricted shares of common stock for the named executive officers in 2013.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay Bray	142,714	5,866,973
David C. Hisey	23,785	977,801
Harold Lewis	23,785	977,801
Ramesh Lakshminarayanan	15,568	594,231

Potential Payments Upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to the named executive officers assuming a termination of employment or change of control on December 31, 2013 given their compensation levels and, where applicable, Nationstar’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and severance, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested restricted stock awards. Mr. Patel’s payments upon termination or change in control would be on the same terms as salaried employees generally, except for termination due to disability as discussed in footnote (2) below.

Name	Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	After Change in Control ($)
Jay Bray
Salary	--	--	--	--
Annual Bonus	--	--	--	--
Market Value of Accelerated Vesting of Restricted Shares	12,584,473(1)	12,584,473(1)	--	12,584,473(1)
Deferred Cash	--	--	--	--
Medical Coverage	--	--	--	--
Disability Benefits	--	-- (2)	--	--
Life Insurance	1,398,295(3)	--	--	--

Total	13,982,768	12,584,473	--	12,584,473

David. C. Hisey
Salary	--	--	400,000(4)	--
Annual Bonus	1,552,550(5)	1,552,550(5)	3,000,000(6)	--
Market Value of Accelerated Vesting of Restricted Shares	2,770,522(1)	2,770,522(1)	--	2,770,522(1)
Deferred Cash	--	--	--	--
Medical Coverage	--	--	--(7)	--
Disability Benefits	--	-- (2)	--	--
Life Insurance	500,000(3)	--	--	--

Total	4,823,072	4,323,072	3,400,325	2,770,522

Harold Lewis
Salary	--	--	450,000(4)	--
Annual Bonus	2,303,400(5)	2,303,400(5)	4,000,000(6)	--
Market Value of Accelerated Vesting of Restricted Shares	3,107,042(1)	3,107,042(1)	--	3,107,042(1)
Deferred Cash			--	--
Medical Coverage	--	--	12,585(7)	--
Disability Benefits	--	-- (2)	--	--
Life Insurance	500,000(3)	--	--	--

Total	5,910,442	5,410,442	4,462,585	3,107,042

Ramesh Lakshminarayanan
Salary	--	--	455,000(4)	--
Annual Bonus	1,000,000(5)	1,000,000	650,000(6)	--
Market Value of Accelerated Vesting of Restricted Shares	1,440,996(1)	1,440,996(1)	1,152,524(8)	1,440,996(1)
Deferred Cash	--	--	--	--
Medical Coverage	--	--	12,541(7)	--
Disability Benefits	--	-- (2)	--	--
Life Insurance	500,000(3)	--	--	--

Total	2,940,996	2,440,996	2,270,065	1,440,996

(1)	Pursuant to the award agreements granting each of Messrs. Bray, Hisey, Lewis and Lakshminarayanan restricted stock, in the event the named executive officer’s employment terminates as a result of his death, disability or a change in control, all unvested equity awards shall immediately vest. This is based on the closing market price of $36.96 on December 31, 2013.

(2)	If the termination of employment was due to disability, the named executive officers would receive a monthly long-term benefit of $25,000. This long-term disability benefit would begin six months following the determination of disability and continue until the person reaches the age of 65 years. These payments would be made pursuant to a disability insurance policy maintained by Nationstar.

(3)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. For Mr. Bray this figure includes the $500,000 and additional amounts to which he would be entitled pursuant to his special life insurance policy. These payments would be made pursuant to insurance policies maintained by Nationstar.

(4)	Represents an amount equal to his base salary as of December 31, 2013. Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon a termination without cause or by the executive for good reason, the executive is entitled to twelve months of base salary. For Mr. Lakshminarayanan, this amount includes an additional payment of $75,000 pursuant to his employment agreement.

(5)	Represents a bonus payment if termination had occurred during 2013. Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon termination by reason of death or disability, the executive is entitled to a pro rata bonus for the portion of the year the executive was employed by the Company.

(6)	Represents a bonus payment if termination had occurred during 2013. Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon a termination without cause or by the executive for good reason, the executive is entitled to 100% of the prior year’s bonus.

(7)	Pursuant to their respective employment agreements, Messrs. Hisey, Lewis and Lakshminarayanan are entitled up to 12 months of continued coverage under the Company’s medical plan in the event of termination without cause or by the executive for good reason. As of the date of this proxy statement, Mr. Hisey had not elected to participate in a company provided medical plan.

(8)	Pursuant to the employment agreement of Mr. Lakshminarayanan, if he is terminated by the Company without cause, any outstanding unvested equity award from his initial hire grant will immediately vest.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2013 in detail.

We are asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the advisory vote to approve executive compensation.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of named executive officers. The Company has not yet established the frequency of this advisory vote or determined when the next such vote will occur. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration, the Board has concluded that providing stockholders with an advisory vote on executive compensation every three years is the most appropriate alternative and recommends stockholders vote for future advisory votes on executive compensation to occur every three years. Voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our compensation program over a period of time in relation to our long-term performance. A triennial vote cycle will provide stockholders with a more complete view of the amount and mix of components of the compensation paid to our named executive officers. In addition, a triennial vote will provide time to evaluate the effectiveness of our compensation program and any changes made to the program. You may cast your vote on your preferred voting frequency by choosing the option of every one year, every two years, every three years or abstain from voting on the proposal.

The option that receives the highest number of votes cast by stockholders will be deemed to be the choice of the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote is non-binding, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board recommends a vote for the option of “EVERY THREE YEARS” as the frequency with which stockholders are provided an advisory vote on executive compensation.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Stockholders Agreement

General

On February 17, 2012, Nationstar entered into a Stockholders Agreement with the Initial Stockholder. The Stockholders Agreement provides that, for so long as it is in effect, Nationstar and the Initial Stockholder shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of Nationstar’s directors held of record or beneficially owned by the Initial Stockholder, and, with respect to Nationstar, including in the slate of nominees recommended by the Board those individuals designated by the Initial Stockholder) so as to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

•	a number of directors equal to a majority of the Board shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board plus one director;

•	at least three directors shall be individuals designated by the Initial Stockholder, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board minus one director;

•	at least two directors shall be individuals designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board; and

•	at least one director shall be an individual designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 10% but at least 5% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board.

Since the Initial Stockholder held beneficial ownership of more than 40% of the Nationstar common stock outstanding and entitled to vote as of March 27, 2014, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board. Accordingly, the Initial Stockholder has the right to designate four of the six directors for Nationstar’s Board. As of the date of this proxy statement, the Initial Stockholder had, in fact, designated all six of the then currently serving directors for the Board, including those standing for re-election at this year’s annual meeting.

Registration Rights

Demand Rights. Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount. The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups. Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

Related-Party Transactions

The Initial Stockholder is owned or controlled by certain private equity funds directly or indirectly managed or controlled by Fortress. Also, as noted above, Mr. Edens is the Co-Chairman of the board of directors of Fortress and also may be deemed to have an indirect financial interest in certain entities affiliated with Fortress.

In January 2011, Nationstar entered into agreements with Springleaf Home Equity, Inc., Springleaf Financial Services of Arkansas, Inc. and MorEquity, Inc. (collectively, the “Entities”), each of which is indirectly owned by investment funds managed by affiliates of Fortress to act as the loan subservicer for the Entities for a whole loan portfolio and securitized loan portfolios totaling $3 billion, for which Nationstar receives a monthly per loan subservicing fee and other performance incentive fees subject to its agreement with the Entities. For the year ended December 31, 2013, Nationstar recognized revenue of $8.1 million in additional servicing and other performance incentive fees related to these portfolios. At December 31, 2013, Nationstar had an outstanding receivable from the Entities of $600,000.

In March 2011, Nationstar entered into a limited partnership agreement with ANC Acquisition LLC (“ANC”). Nationstar and Fortress indirectly own 35% and 65% of ANC, respectively. ANC is the parent company of National Real Estate Independent Services (“NREIS”), an ancillary real estate services and vendor management company that directly and indirectly provides title agency settlement or valuation services for loan originations and default management. During the fourth quarter of 2012, NREIS management decided to wind down its operations. Nationstar disbursed servicing-related advances of approximately $14.6 million in 2013.

Nationstar is the loan servicer for three securitized loan portfolios managed by Newcastle, which is managed by an affiliate of Fortress. Nationstar receives a monthly net servicing fee equal to 0.5% per annum on the unpaid principal balance (“UPB”) of the portfolios, which, as of December 31, 2013, was $900 million. For the year ended December 31, 2013, Nationstar received servicing and other performance fees of $4.6 million.

Nationstar has also entered into several sale agreements with parties consisting of Newcastle or New Residential and certain special-purpose subsidiaries of Newcastle or New Residential in which Fortress also holds interests (these special purpose subsidiaries, together, with Newcastle and/or New Residential, the “Fortress Entities”). The manager of Newcastle, New Residential and Fortress are affiliates of Nationstar. Pursuant to these agreements (the “Fortress Entities Transactions”), Nationstar sold to certain Fortress Entities (a separate special- purpose subsidiary is created for each transaction) the right to receive a percentage of the excess cash flow generated from the mortgaging servicing rights (“MSRs”) of certain acquired loan portfolios after receipt of a fixed basic servicing fee per loan. Nationstar retains all ancillary income associated with servicing the portfolios and a percentage of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for each portfolio. Should Nationstar refinance any loan in any of the portfolios, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan of similar economic characteristics into the applicable portfolio. The new or replacement loan will be governed by the same terms set forth in the governing sale agreement relating to that particular portfolio. In each of the Fortress Entities Transactions, the Fortress Entities receive a portion of the excess cash flow generated from the MSRs and Nationstar retains the balance. Additionally, as a component of the underlying transaction, the Fortress Entities may be required to remit to Nationstar a holdback amount, varying in size for each transaction, pending certain conditions being satisfied by Nationstar.

The first Fortress Entities Transaction for 2013 was entered into in January 2013 with a sale price to the participating Fortress Entities of approximately $135 million. The approximate fair value on the outstanding note related to this transaction was $146 million at December 31, 2013. The second Fortress Entities Transaction for 2013 was entered into in January 2013 with a sale price to the participating Fortress Entities of approximately $72 million. The approximate fair value on the outstanding note related to this transaction was $70 million at December 31, 2013. The third Fortress Entities Transaction for 2013 was entered into in May 2013 with a sale price to the participating Fortress Entities of approximately $76 million. The approximate fair value on the outstanding note related to this transaction was $65 million at December 31, 2013. The fourth Fortress Entities Transaction for 2013 was entered into in July 2013 with a sale price to the participating Fortress Entities of approximately $147 million. The approximate fair value on the outstanding note related to this transaction was $149 million at December 31, 2013. The fifth Fortress Entities Transaction was entered into in July 2013 with a sale price to the participating Fortress Entities of approximately $216 million. The approximate fair value of the outstanding note related to this transaction was $191 million at December 31, 2013. The sixth Fortress Entities Transaction was entered into in September 2013 with a sale price to the participating Fortress Entities of approximately $35 million. The approximate fair value of the outstanding note related to this transaction was $32 million at December 31, 2013. The seventh Fortress Entities Transaction was entered into in November 2013 with a sale price to the participating Fortress Entities of approximately $13 million. The approximate fair value of the outstanding note related to this transaction was $14 million at December 31, 2013. The eighth Fortress Entities Transaction was entered into in December 2013 with a sale price to the participating Fortress Entities of approximately $34 million. The approximate fair value of the outstanding note related to this transaction was $33 million at December 31, 2013.

In February 2013, Nationstar entered into a Participation and Servicing Agreement with certain of the Fortress Entities. Nationstar had acquired interests in certain fixed and reverse mortgage loans and servicing rights earlier in February 2013 (the “Mortgage Loan Portfolio”). Pursuant to the Participation and Servicing Agreement, Nationstar sold to the participating Fortress Entities a participation interest of 70% in the Mortgage Loan Portfolio for $35.1 million. Nationstar retains a 30% interest in the Mortgage Loan Portfolio, including the servicing rights.

In March 2013, certain wholly-owned subsidiaries of Nationstar entered into a marketing services agreement to assist in the development and optimization of their digital marketing initiatives, such as search engine optimization, paid search marketing, social marketing, display marketing and retargeting with Propel Marketing, a wholly-owned subsidiary of Gatehouse Media, Inc. (“Gatehouse”). Certain Fortress funds owned approximately 40% of Gatehouse at the time of the marketing services agreement. The engagement ended in July 2013. In 2013, Nationstar paid approximately $230,000 in marketing services fees to Gatehouse.

In December 2013, Nationstar agreed to sell to a joint venture entity capitalized by New Residential and other investors (collectively, the “Purchaser”) servicer advances currently outstanding on three pools of residential, non-agency mortgage loans, with the potential for up to $6.3 billion. Nationstar also agreed to the sale of the related mortgage servicing rights with potential for up to $130.1 billion of UPB, along with the right to receive the basic fee component on the transferred mortgage servicing rights. Nationstar will continue to act as named servicer under each servicing agreement until servicing is transferred to the Purchaser, which is conditioned, among other things, on the receipt of certain third party consents. After the transfer of servicing under any servicing agreement to the Purchaser, Nationstar will subservice the applicable residential mortgage loans.

In connection with the foregoing, Nationstar entered into a Master Servicing Rights Purchase Agreement and three related Sale Supplements (collectively, the “December Sale Agreement”) with Purchaser. Under the December Sale Agreement, Nationstar sold to the Purchaser the right to repayment on approximately $2.7 billion of servicer advances relating to non-agency mortgage loans. In addition, Nationstar also sold the right to receive the basic fee component on the related mortgage servicing rights of approximately $44.3 billion of UPB, in exchange for the Purchaser remitting a portion of the basic fee to Nationstar in exchange for Nationstar continuing to service the mortgage loans. Nationstar received approximately $307.3 million in cash proceeds from the December Sale Agreement.

Special purpose subsidiaries of Nationstar previously issued approximately $2.1 billion of nonrecourse variable funding notes (the “Notes”) to finance the advances funded or acquired by Nationstar. The Notes were issued through two wholly-owned special purpose entities (the “Issuers”) pursuant to two servicer advance facilities. Pursuant to the Sale Agreement, Purchaser purchased the outstanding equity of the wholly-owned special purpose entities of Nationstar that own the Issuers (the “Depositors”). On the sale date, Purchaser and Nationstar amended and restated the transaction documents for each facility. Under these amended and restated transaction documents for each facility, Nationstar will continue to sell future service advances to Purchaser, and Purchaser will sell the new servicer advances to the Depositors.

In January 2014, Nationstar entered into two Sale Supplements (together with the Master Servicing Rights Purchase Agreement, collectively the “January Sale Agreement”) with the Purchaser. Under the January Sale Agreement, Nationstar sold to the Purchaser the right to repayment on approximately $277.4 million of servicer advances related to non-agency mortgage loans. In addition, Nationstar also sold the right to receive the basic fee component on the related mortgage servicing rights of approximately $8.3 billion of UPB, in exchange for the Purchaser remitting a portion of the basic fee to Nationstar continuing to service the mortgage loans. Nationstar received approximately $31.0 million in cash proceeds from the January Sale Agreement.

In February 2014, Nationstar entered into a Sale Supplement (together with the Master Servicing Rights Purchase Agreement, collectively the “February Sale Agreement”) with the Purchaser. Under the February Sale Agreement, Nationstar sold to the Purchaser the right to repayment on approximately $756.2 million of servicer advances related to non-agency mortgage loans. In addition, Nationstar also sold the right to receive the basic fee component on the related mortgage servicing rights of approximately $10.6 billion of UPB, in exchange for the Purchaser remitting a portion of the basic fee to Nationstar continuing to service the mortgage loans. Nationstar received approximately $91.4 million in cash proceeds from the February Sale Agreement.

In March 2014, Nationstar entered into a Sale Supplement (together with the Master Servicing Rights Purchase Agreement, collectively the “March Sale Agreement”) with the Purchaser. Under the March Sale Agreement, Nationstar sold to the Purchaser the right to repayment on approximately $299.1 million of servicer advances related to non-agency mortgage loans. In addition, Nationstar also sold the right to receive the basic fee component on the related mortgage servicing rights of approximately $15.7 billion of UPB, in exchange for the Purchaser remitting a portion of the basic fee to Nationstar continuing to service the mortgage loans. Nationstar received approximately $32.2 million in cash proceeds from the March Sale Agreement.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between Nationstar and its employees, directors and affiliates of its employees and directors, and any person who is the beneficial owner or more than 5% of Nationstar voting securities. Accordingly, it has adopted a written policy which, as a general matter, requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with Nationstar. Pursuant to this policy, directors (including director nominees), executive officers and employees are required to report to Nationstar’s general counsel any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. The general counsel reports these transactions to the NCG Committee of the Board, which is responsible for evaluating each related-party transaction and making a recommendation to the disinterested members of the Board who do not have a material direct or indirect interest in the transaction as to whether the transaction at issue is fair, reasonable and within Company policy and whether it should be ratified and approved. In addition the Company also makes inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related party transactions. The NCG Committee, in making its recommendation, considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 14, 2014, the beneficial ownership of shares of Nationstar common stock by: (a) each director, including the nominees for re-election at the 2014 Annual Meeting of Stockholders; (b) the five most highly compensated executive officers serving during the 2013 year; (c) all directors and executive officers of Nationstar as a group; and (d) each stockholder known to Nationstar to beneficially own more than 5% of Nationstar common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Nationstar common stock or the individual has the right to acquire the shares within 60 days of March 14, 2014.

Name	Shares beneficially owned	% of shares outstanding
Named Executive Officers and Directors
Jay Bray	553,418(1)	*
Wesley R. Edens	68,118,736(2)	75.3%
Robert H. Gidel	28,929(1)	*
Roy A. Guthrie	26,929(1)	*
Brett Hawkins	21,429(1)	*
Michael D. Malone	41,429(1)	*
David C. Hisey	93,480(1)	*
Amar R. Patel	243,258(1)	*
Ramesh Lakshminarayanan	59,767(1)	*
Harold Lewis	110,264(1)
All directors and executive officers as a group (12 persons)	69,342,421(1)	76.8%

5% Stockholders
FIF HE Holdings LLC	68,104,736(3)	75.3%
1345 Avenue of the Americas, 46th Floor
New York, New York 10105

Hayman Capital Management, L.P.	4,759,610(4)	5.3%
2101 Cedar Springs Road, Suite 1400
Dallas, TX 75201

Orbis Investment Management (U.S.), LLC	4,710,569(5)	5.2%
600 Montgomery Street, Suite 3800
San Francisco, California 94111
Orbis Investment Management Limited
Orbis Asset Management Limited
Orbis House, 25 Front Street
Hamilton, Bermuda HM11

*Indicates less than one percent.

(1)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of restricted stock for which the indicated beneficial owners have no investment power (unvested restricted stock awards): Mr. Bray – 219,580; Mr. Gidel – 7,158; Mr. Guthrie – 7,158; Mr. Hawkins – 7,158; Mr. Malone – 7,158; Mr. Hisey – 60,586; Mr. Patel – 36,728; Mr. Lakshminarayanan – 57,507; Mr. Lewis – 75,610; and all directors and executive officers as a group – 513,843.

(2)	Includes 68,104,736 shares held by FIF HE Holdings LLC, an entity owned by certain private equity funds managed by Fortress. Mr. Edens is the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by FIF HE Holdings LLC except to the extent of his indirect pecuniary interest in them. This also includes 14,000 shares purchased by or in trust for certain of his children and of which he also disclaims beneficial ownership.

(3)	Based on a Schedule 13G filed on February 14, 2013 jointly by the FIF HE Holdings LLC, Fortress and other related entities. Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”). Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”). GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”). GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G) L.P. (“Fund IV G,” and together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”). Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc. These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares. As of December 31, 2013, Wesley R. Edens owned approximately14.13% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Mr. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)	Based on a Schedule 13G filed on March 14, 2014 jointly by Hayman Capital Management, LP (“Haman Capital Management”), Hayman Investments, LLC (“Hayman Investments”) and J. Kyle Bass. Hayman Capital Management and Hayman Investments may be deemed to constitute a “group” for the purposes of Section 13(d)(3) of the Exchange Act. According to the filing, the beneficial owners have sole voting and sole dispositive power over all shares and do not have shared voting or shared dispositive power over any of the shares. Hayman Capital Management acts as an investment adviser to, and manages investment and trading accounts of, other persons, including Hayman Capital Master Fund, L.P. Hayman Capital Management may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons, including Hayman Capital Master Fund. Hayman Investments is the general partner of Hayman Capital Management and may be deemed to control Hayman Capital Management and beneficially own securities owned by Hayman Capital Management. Mr. Bass is the managing member of Hayman Investments and may be deemed to control Hayman Investments and beneficially own securities owned by Hayman Investments.

(5)	Based on a Schedule 13G filed on February 14, 2014 jointly by Orbis Investment Management (U.S.), LLC (“OIMUS”), Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”). OIMUS, OIML and OAML may be deemed to constitute a “group” for the purposes of Section 13(d)(3) of the Exchange Act. According to the filing, OIMUS is the beneficial owner of 46,958 shares of common stock, OIML is the beneficial owner of 4,659,931 shares of common stock and OAML is the beneficial owner of 3,680 shares of common stock. According to the filing, the beneficial owners have sole voting and sole dispositive power over all shares and do not have shared voting or shared dispositive power over any of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act require Nationstar’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely upon review of the copies of such forms furnished to the Company and written representations from its directors and executive officers the Company believes that all Section 16(a) filing requirements were met during 2013.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2014 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 16, 2014, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy with respect to the 2015 Annual Meeting of Stockholders. Stockholder proposals must be sent to the Company at Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with Nationstar’s Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2015 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than January 22, 2015, but not later than February 21, 2015, at Nationstar’s principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.19 of the Company’s Bylaws. A complete copy of the Bylaws may be found on the Company’s website at www.nationstarholdings.com or by writing to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

Nationstar files annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings are available to the public to read and copy at the SEC’s public reference rooms. These filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary, and can also be accessed through the Company’s website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of Nationstar’s Annual Report on Form 10-K for 2013, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to Nationstar’s Secretary at the above address or at 469-549-2000.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or the Company that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Nationstar Mortgage Holdings Inc. at 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary. You may also make written or oral requests by contacting Nationstar at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case the Company will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or the Company if you hold registered shares. The Company can be notified by sending a written request to the above address.

ANNUAL MEETING OF STOCKHOLDERS OF

NATIONSTAR MORTGAGE HOLDINGS INC.

May 21, 2014

9:00 a.m. (local time)

Hilton Garden Inn

785 SH 121 Bypass

Lewisville, Texas 75067

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, Proxy Statement and Annual Report are being provided together with this Proxy Card and are also available at https://materials.proxyvote.com/63861C

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢	20230304000000000000 6	052114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 3 AND FOR “3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. The election as director of the nominees listed below (except as marked to the contrary below)				2.	The ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	NOMINEES: ¦ Robert H. Gidel ¦ Brett Hawkins
						FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Advisory vote to approve executive compensation.	☐	☐	☐
					1 year	2 years	3 years	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			4.	Advisory vote on the frequency to hold an advisory vote on executive compensation. ☐	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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0                    ¢

NATIONSTAR MORTGAGE HOLDINGS INC.

350 Highland Drive

Lewisville, TX 75067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Bray, David C. Hisey and Elizabeth K. Giddens as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on March 27, 2014, at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 785 SH 121 Bypass, Lewisville, TX 75067, on May 21, 2014, or any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND PROPOSAL 3, FOR EVERY 3 YEARS FOR PROPOSAL 4 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

¢	14475 ¢